Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we consent to the incorporation by reference to the Caturano and Company, P.C. report (whose name has since been changed to Caturano and Company, Inc.) dated June 21, 2010 relating to the financial statements of the Unitil Corporation Tax Deferred Savings and Investment Plan as of December 31, 2009 included in this Form 11-K, into the Company’s previously filed Registration Statement on Form S-8 (File No. 333-42266).

/s/ Caturano and Company, Inc.

Boston, Massachusetts

June 23, 2011